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                                                                    EXHIBIT 23.4






The Board of Directors
Cereus Technology Partners, Inc.:

          We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333 - 43224), Forms S-3 (Nos. 333 - 35752, 333 -
53965, 333 - 51003 and 333 - 37013) and on Forms S-8 (Nos. 333 - 92337, 333 -
85107, 333 - 80501 and 333 - 26015) of Eltrax Systems, Inc. of our report dated February 19, 1999 (except for note 3, for which the date is March 31, 2000) with respect to the consolidated statements of operations, stockholders' equity, and cash flows of Cereus Technology Partners, Inc. and subsidiaries for the year ended December 31, 1998, which report appears in the Form 8-K of Eltrax Systems, Inc. dated August 30, 2000.




/s/ Moore Stephens Frost, PLC



Little Rock, Arkansas
August 30, 2000